UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

            Certification and Notice of Termination of Registration
                 under Section 12(g) of the Securities Exchange
               Act of 1934 or Suspension of Duty to File Reports
                       Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                         Commission File Number 0-11053


                    COMMONWEALTH TELEPHONE ENTERPRISES, INC.

             (Exact name of registrant as specified in its charter)

          100 CTE Drive, Dallas, Pennsylvania 18612 Tel:(570) 631-2700

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Class B Common Stock, Par Value $1.00 Per Share

            (Title of each class of securities covered by this Form)

                    Common Stock, Par Value $1.00 Per Share

         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      |X|           Rule 12h-3(b)(1)(i)       |X|
     Rule 12g-4(a)(1)(ii)     |_|           Rule 12h-3(b)(1)(ii)      |_|
     Rule 12g-4(a)(2)(i)      |_|           Rule 12h-3(b)(2)(i)       |_|
     Rule 12g-4(a)(2)(ii)     |_|           Rule 12h-3(b)(2)(ii)      |_|
                                            Rule 15d-6                |_|


     Approximate number of holders of record as of the certification or notice date: None.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Commonwealth Telephone Enterprises, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September 3, 2003
                                    COMMONWEALTH TELEPHONE
                                    ENTERPRISES, INC.



                                    By:  /s/ Raymond B. Ostroski
                                         Name:  Raymond B. Ostroski
                                         Title: Senior Vice President, General
                                                Counsel and Corporate Secretary